FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

Mednax Reports Fourth Quarter Results

FORT LAUDERDALE, Fla., February 17, 2022 - Mednax, Inc. (NYSE: MD), and its affiliated practices operating as Pediatrix® Medical Group, the nation’s leading provider of highly specialized health care for women, children and babies, today reported earnings from continuing operations of $0.47 per share for the three months ended December 31, 2021. On a non-GAAP basis, Mednax reported Adjusted EPS from continuing operations of $0.52.

For the 2021 fourth quarter, Mednax reported the following results from continuing operations:

•
Net revenue of $499 million;
•
Income from continuing operations of $68 million; and
•
Adjusted EBITDA of $81 million.

“Our fourth quarter results mark the end of a solid year, thanks to our focus on women’s, newborns’, and children’s health,” said Mark S. Ordan, Chief Executive Officer of Mednax. “We strengthened our support for our affiliated practices, enhanced our efficiency, and made important investments to position ourselves for growth in pediatric primary and urgent care. Thus far in 2022, we have accelerated those investments, including our entry in Florida. Finally, we believe our recently completed refinancing transactions provide us with optimal financial flexibility and significantly reduced ongoing interest expense.”

Operating Results from Continuing Operations – Three Months Ended December 31, 2021

Mednax’s net revenue for the three months ended December 31, 2021 was $498.5 million, compared to $416.6 million for the prior-year period. Mednax’s overall same-unit revenue increased by 17.6 percent, modestly complemented by net acquisition activity.

Same-unit revenue from net reimbursement-related factors increased by 11.3 percent for the 2021 fourth quarter as compared to the prior-year period. The net increase primarily reflects funds received under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act; an approximately 230 basis point increase in the percentage of services reimbursed by commercial and other non-government payors; increases in contract and administrative fees; and modest improvements in managed care contracting. During the 2021 fourth quarter, the Company recorded $18.4 million of miscellaneous revenue from the provider relief fund established by the CARES Act compared to $2.0 million in the prior year, which increased the Company’s same-unit revenue from net reimbursement-related factors by 4.1 percent.

Same-unit revenue attributable to patient volume increased by 6.3 percent for the 2021 fourth quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three months and the year ended December 31, 2021. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Hospital-based patient services	8.7%	5.2%
Office-based patient services	6.4%	9.8%

Neonatology services (within hospital-based services):
Total births	5.0%	2.5%
Neonatal intensive care unit (NICU) days	5.6%	3.4%

For the 2021 fourth quarter, practice salaries and benefits expense was $332.7 million, compared to $284.8 million for the prior-year period. This increase primarily reflects increases in variable incentive compensation, based on practice-level revenue and other financial results during the quarter, as well as acquisitions completed over the past year.

For the 2021 fourth quarter, general and administrative expenses were $59.0 million, as compared to $54.7 million for the prior-year period.

For the fourth quarter of 2021, transformational and restructuring related expenses totaled $3.1 million, compared to $13.0 million for the fourth quarter of 2020. The expense recorded during the fourth quarter of 2021 predominantly related to contract termination fees, including as part of the Company’s transition to a third-party revenue cycle management provider.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $81.0 million for the 2021 fourth quarter, compared to $58.3 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EBITDA by approximately $11.8 million for the fourth quarter of 2021.

Depreciation and amortization expense was $7.9 million for the fourth quarter of 2021 compared to $7.7 million for the fourth quarter of 2020.

Investment and other income was $1.8 million for the fourth quarter of 2021 compared to $4.8 million for the fourth quarter of 2020. This decrease primarily reflects the reduced reimbursement received related to the transition services being provided to the buyer of the Company’s former anesthesiology medical group.

Interest expense was $16.6 million for the fourth quarter of 2021 compared to $27.3 million for the fourth quarter of 2020. This decrease primarily reflects the Company’s January 2021 redemption of its $750 million in outstanding principle amount of 5.25% senior notes due 2023 (the “2023 Notes”).

Mednax generated income from continuing operations of $40.3 million, or $0.47 per diluted share, for the 2021 fourth quarter, based on a weighted average 86.2 million shares outstanding. This compares with income from continuing operations of $4.5 million, or $0.05 per diluted share, for the 2020 fourth quarter, based on a weighted average 85.1 million shares outstanding.

For the fourth quarter of 2021, Mednax reported Adjusted EPS from continuing operations of $0.52, compared to $0.25 for the fourth quarter of 2020. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, and transformational and restructuring related expenses. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EPS by $0.10 for the 2021 fourth quarter.

Operating Results from Continuing Operations – Year Ended December 31, 2021

For the year ended December 31, 2021, Mednax generated revenue from continuing operations of $1.91 billion, compared to $1.73 billion in the prior-year period. For 2021, the Company recorded $26 million of miscellaneous revenue from the provider relief fund established by the CARES Act compared to $22 million for the prior year. Adjusted EBITDA from continuing operations for the year ended December 31, 2021 was $265.5 million, compared to $219.9 million for the prior year. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EBITDA by approximately $16.5 million for the year ended December 31, 2021, compared to $14.3 million for the prior year. Mednax generated income from continuing operations of $108.0 million, or $1.26 per share, for the year ended December 31, 2021, based on a weighted average 85.8 million shares outstanding, which compares to loss from continuing operations of $9.6 million, or $0.11 per share, based on a weighted average 83.4 million shares outstanding for the prior year. For the year ended December 31, 2021, Mednax reported Adjusted EPS from continuing operations of $1.63, compared to $0.95 in the same period of 2020. For the year ended December 31, 2021 Adjusted EPS also excludes the loss on early extinguishment of debt and gain on sale of building.

Financial Position and Cash Flow – Continuing Operations

Mednax had cash and cash equivalents of $387 million at December 31, 2021, compared to $1.12 billion on December 31, 2020, and net accounts receivable were $302 million. As previously disclosed, Mednax used $764 million in cash in January 2021 to redeem its $750 million 2023 Notes, including cash premiums and accrued interest.

For the fourth quarter of 2021, Mednax generated cash from continuing operations of $75.0 million, compared to $82.2 million fourth the fourth quarter of 2020, primarily reflecting decreases in cash flow from changes in accounts payable and accrued expenses and accounts receivable, partially offset by improved results. During the fourth quarter of 2021, the Company used $10.4 million to fund practice acquisitions and $3.2 million in capital expenditures.

At December 31, 2021, Mednax had no outstanding borrowings under its $600 million revolving credit facility and had total debt outstanding of $1.0 billion, consisting solely of its 6.25% senior notes due 2027 (the “2027 Notes”), and net debt of $613 million.

Subsequent Event – Refinancing Transactions

Subsequent to the fourth quarter of 2021, Mednax issued $400 million in 5.375% senior notes due 2030, the proceeds of which were used, together with a new $450 million revolving credit facility, a new $250 million term A loan and cash on hand, to redeem its $1.0 billion in outstanding principle amount of the 2027 Senior Notes and pay related fees and expenses. After reflecting these transactions, the Company’s total debt outstanding was $750 million.

Discontinued Operations

Discontinued operations for the three and 12 months ended December 31, 2021 and 2020 include the operating results of the Company’s former anesthesiology and radiology medical groups as well as adjustments to the losses on sale for relevant periods.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and 12 months ended December 31, 2021 and 2020 is provided in the financial tables of this press release.

Preliminary 2022 Outlook

On a preliminary basis, Mednax anticipates that its 2022 Adjusted EBITDA, as defined above, will be at least $270 million. This outlook does not reflect any additional funds from the provider relief fund established by the CARES Act, which favorably impacted Adjusted EBITDA by approximately $16.5 million for the year ended December 31, 2021.

Earnings Conference Call

Mednax, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET March 3, 2022 by dialing 866.207.1041, access Code 1588129. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

Mednax, Inc. is a national medical group comprised of the nation’s leading providers of physician services practicing under the Pediatrix® brand. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by 18 pediatric subspecialties, as well as a newly expanded area of primary and urgent care clinics. The group’s high-quality, evidence-based care is bolstered by investments in research, education, quality-improvement and safety initiatives. The company was founded in 1979 as a single affiliated neonatology practice and today provides its highly focused and often critical care services through more than 4,700 affiliated physicians and other clinicians in 38 states and Puerto Rico. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Mednax investment information can be found at www.mednax.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the impact of surprise billing legislation; the Company’s ability to comply with the terms of its debt financing arrangements; the Company’s transition to a third-party revenue cycle management provider; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

Mednax, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net revenue	$498,530	$416,630	$1,911,191	$1,733,951
Operating expenses:
Practice salaries and benefits	332,671	284,772	1,297,477	1,193,940
Practice supplies and other operating expenses	27,956	24,235	100,472	90,690
General and administrative expenses	58,981	54,671	263,357	248,947
Gain on sale of building	—	—	(7,280)	—
Depreciation and amortization	7,859	7,692	32,147	28,441
Transformational and restructuring related expenses	3,058	12,955	22,100	73,801
Total operating expenses	430,525	384,325	1,708,273	1,635,819
Income from operations	68,005	32,305	202,918	98,132
Investment and other income	1,823	4,849	13,652	17,913
Interest expense	(16,603)	(27,302)	(68,722)	(110,482)
Loss on early extinguishment of debt	—	—	(14,532)	—
Equity in earnings of unconsolidated affiliate	290	504	1,912	1,585
Total non-operating expenses	(14,490)	(21,949)	(67,690)	(90,984)
Income (loss) from continuing operations before income taxes	53,515	10,356	135,228	7,148
Income tax provision	(13,239)	(5,869)	(27,241)	(16,728)
Income (loss) from continuing operations	40,276	4,487	107,987	(9,580)
Income (loss) from discontinued operations, net of tax	7,234	(68,783)	22,950	(786,908)
Net income (loss)	47,510	(64,296)	130,937	(796,488)
Net loss attributable to noncontrolling interest	6	—	27	—
Net income (loss) attributable to Mednax, Inc.	$47,516	$(64,296)	$130,964	$(796,488)
Per common and common equivalent share data (diluted):
Income (loss) from continuing operations	$0.47	$0.05	$1.26	$(0.11)
Income (loss) from discontinued operations	$0.08	$(0.81)	$0.27	$(9.44)
Net income (loss) attributable to Mednax, Inc.	$0.55	$(0.76)	$1.53	$(9.55)
Weighted average common shares	86,245	85,082	85,828	83,395

Mednax, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to Mednax, Inc.

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Income (loss) from continuing operations attributable to Mednax, Inc.	$40,282	$4,487	$108,014	$(9,580)
Interest expense	16,603	27,302	68,722	110,482
Gain on sale of building	—	—	(7,280)	—
Loss on early extinguishment of debt	—	—	14,532	—
Income tax provision	13,239	5,869	27,241	16,728
Depreciation and amortization expense	7,859	7,692	32,147	28,441
Transformational and restructuring related expenses	3,058	12,955	22,100	73,801
Adjusted EBITDA from continuing operations attributable to Mednax, Inc.	$81,041	$58,305	$265,476	$219,872

Mednax, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2021		2020
Weighted average diluted shares outstanding	86,245		85,082
Income (loss) from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$40,282	$0.47	$4,487	$0.05
Adjustments (1):
Amortization (net of tax of $593 and $662)	1,780	0.02	1,986	0.02
Stock-based compensation (net of tax of $1,005 and $731)	3,015	0.03	2,191	0.03
Transformational and restructuring expenses (net of tax of $764 and $3,239)	2,294	0.03	9,716	0.12
Net impact from discrete tax events	(2,672)	(0.03)	2,661	0.03
Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$44,699	$0.52	$21,041	$0.25

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended December 31, 2021 and 2020.

	Twelve Months Ended December 31,
	2021		2020
Weighted average diluted shares outstanding	85,828		83,395
Income (loss) from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$108,014	$1.26	$(9,580)	$(0.11)
Adjustments (1):
Amortization (net of tax of $2,643 and $2,294)	7,928	0.09	6,882	0.08
Stock-based compensation (net of tax of $4,742 and $5,281)	14,226	0.16	15,843	0.19
Transformational and restructuring related expenses (net of tax of $5,525 and $18,450)	16,575	0.19	55,351	0.66
Gain on sale of building (net of tax of $1,820)	(5,460)	(0.06)	—	—
Loss on early extinguishment of debt (net of tax of $3,633)	10,899	0.13	—	—
Net impact from discrete tax events	(12,156)	(0.14)	10,541	0.13
Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$140,026	$1.63	$79,037	$0.95

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the twelve months ended December 31, 2021 and 2020.

Mednax, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2021	As of December 31, 2020
Assets:
Cash and cash equivalents	$387,391	$1,123,843
Investments	99,715	104,870
Accounts receivable, net	301,775	241,931
Other current assets	51,683	78,704
Intangible assets, net	21,565	26,642
Operating and finance lease right-of-use assets	65,461	55,972
Goodwill, other assets, property and equipment	1,794,956	1,715,986
Total assets	$2,722,546	$3,347,948
Liabilites and equity:
Accounts payable and accrued expenses	$394,118	$423,183
Total debt, net	1,004,748	1,744,805
Operating lease liabilities	61,080	59,903
Other liabilities	365,908	372,340
Total liabilities	1,825,854	2,600,231
Total equity	896,692	747,717
Total liabilities and equity	$2,722,546	$3,347,948

Mednax, Inc.

Reconciliation of Income from Continuing Operations

to Forward-Looking Adjusted EBITDA from Continuing Operations Attributable to Mednax, Inc.

(in thousands)

(Unaudited)

Year Ended December 31, 2022

Income from continuing operations attributable to Mednax, Inc.	$100,000
Interest expense	36,000
Loss on early extinguishment of debt	57,000
Income tax provision	43,000
Depreciation and amortization expense	34,000
Adjusted EBITDA from continuing operations attributable to Mednax, Inc.	$270,000